Exhibit 99.1

GrowGeneration Relocates to New 25,000 Sq. Ft. Super Hydroponic Garden Center in Phoenix, Arizona

DENVER, Dec. 6, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the relocation of its Phoenix, Arizona store. The new 25,000 sq. ft. Super Hydroponic Garden Center is in the Phoenix Metro area, which is just minutes from downtown and the airport.

GrowGeneration continues to define the next generation of garden centers, with the largest selection, best service, and best-in-class grow professionals delivering solutions for all types of growers.

Relocating and expanding the store footprint to over 25,000 square feet, this new hydroponic garden center will be the largest in Arizona. Located in downtown Phoenix, this location features a complete offering of lights, nutrients, organics, and grow supplies where growers can conveniently shop and access the largest selection of hydroponic equipment and supplies in Arizona. Additionally, this location, will help expand our private label business operating as a distribution center for our Southwestern and Western region locations.

GrowGeneration is at the forefront in the development and support of vertical farming and hydroponic cultivation. According to Global Markets Insights, the Vertical Farming Market size surpassed $4.51 billion in 2020 and is poised to grow at a CAGR of over 23% between 2021 and 2027. Rapid developments in precision farming technologies, the benefits of vertical farming compared to conventional farming, increasing demand for sustainable agricultural ecosystems and mounting demand for food propelled by the rising global population continue to stimulate market growth.

Arizona’s is on track to sell well over $1 billion in marijuana this year and collect more than $150 million in taxes, according to the Arizona Republic. The pace of Arizona sales is faster than in Colorado, which, like Arizona, had an active medical-marijuana program when recreational sales launched in 2014. Marijuana sales were more than $970 million through September, according to state revenue figures.

“At GrowGeneration, we continue to be committed to supplying the Phoenix market with the best-of-breed hydroponic growing supplies as well as unrivaled cultivation expertise for the increasing number of growers, from craft gardeners to large-scale commercial cultivators,” said Darren Lampert, GrowGeneration’s CEO.

For more information about GrowGen, or to locate its stores, please visit https://protect-us.mimecast.com/s/f5AlCjRNZOfzwyJij2gf-?domain=growgeneration.com.

About GrowGeneration Corp:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements considering new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: https://protect-us.mimecast.com/s/ulFUCn5jxNC416LtKdZ89?domain=sec.gov, and on the company’s website, at: https://protect-us.mimecast.com/s/f5AlCjRNZOfzwyJij2gf-?domain=growgeneration.com.

Investor Contact:

John Evans

GrowGeneration

john.evans@growgeneration.com

Connect:

Website: https://protect-us.mimecast.com/s/N129Cqxm7Mfgx7ri2MVPX?domain=growgeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.

610-216-0057

michael@growgeneration.com

SOURCE GrowGeneration